Annual Report

Cover Page

Name of issuer:

KetoNatural Pet Foods, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 4/11/2017

Physical address of issuer:

181 Edith Avenue
Salt Lake City UT 84111

Website of issuer:

http://www.ketonaturalpetfoods.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$120,367.31	$50,790.16
Cash & Cash Equivalents:	$6,593.19	$7,936.00
Accounts Receivable:	$10,591.41	$10,130.01
Short-term Debt:	$71,996.05	$20,493.43
Long-term Debt:	$64,191.44	$0.00
Revenues/Sales:	$269,669.55	$11,087.87
Cost of Goods Sold:	$145,931.76	$5,340.86
Taxes Paid:	$0.00	$0.00
Net Income:	($260,954.38)	$97,203.18

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

KetoNatural Pet Foods, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Michael D'Amico	Non-Qualified Director	Great West Retirement Services	2017
Daniel Schulof	Entrepreneur	KetoNatural Pet Foods	2017
Nathan Mostow	Senior Financial Advisor	Merrill Lynch	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael D'Amico	CFO	2017
Daniel Schulof	President	2017
Daniel Schulof	CEO	2017
Daniel Schulof	Secretary	2017
Daniel Schulof	Treasurer	2017
Nathan Mostow	COO	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Daniel Schulof	3150.0 Shares of Common Stock	62.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Market demand for our products may fail to materialize to the degree that we have forecasted. If sufficient market demand for our products fails to materialize, the Company may not generate sufficient cash flow to continue operations or undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

State agencies and/or other regulatory bodies may prohibit the Company from marketing its products using one or more of the marketing strategies outlined in connection with this campaign. If this occurs, the Company will use different (and potentially less effective) marketing strategies instead.

In the future, scientific evidence may emerge undermining the Company's core substantive nutritional philosophy (i.e., that carbohydrates contribute to negative health outcomes for dogs and cats). To the extent that this occurs, it will render the Company's core substantive nutritional philosophy (and related marketing strategies and products) less marketable.

Competitors may develop competing pet food products consistent with the Company's core substantive nutritional philosophy.

Relationships between the Company and its existing suppliers, vendors, employees, officers, and other business partners may be terminated or modified in material respects.

A court of competent jurisdiction or some other legal body may determine that the Company's intellectual property and/or trade secrets are not protectable.

Nathan Mostow is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Michael D'Amico is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000	5080	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Utah Microenterprise Loan Fund
Issue date	03/07/18
Amount	$50,000.00
Outstanding principal plus interest	$40,872.22 as of 04/05/19
Interest rate	8.5% per annum
Maturity date	03/05/23
Current with payments	Yes

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2017	Section 4(a)(2)	Common stock	$30,000	General operations
10/2017	Section 4(a)(2)	SAFE	$97,500	General operations
9/2018	Regulation Crowdfunding	SAFE	$72,381	General operations
1/2019	Section 4(a)(2)	SAFE	$230,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Varsity Pets, LLC
Amount Invested	$0.00
Transaction type	Other
Issue date	05/19/17
Relationship	Controlled by the major shareholders for the issuer.

Daniel Schulof is a major investor in Varsity Pets, LLC. The transaction was a licensing agreement in which $11,102 was paid by the issuer to the related party in exchange for a lifetime/perpetual license to access and use for any purposes all customer, e-mail subscriber, and other marketing data owned or controlled by the related party.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Ketona is a revolutionary dry dog food with 75% less carbohydrate than other leading "grain-free" brands. It is a truly first-of-its-kind product, with 5% of the carbohydrate content typical of an expensive raw diet but with the cost and convenience of kibble. After a successful Kickstarter campaign, we've begun selling Ketona through our website and are producing the first batches of our salmon recipe while ramping up our efforts to educate pet owners on the dangers of carbohydrate consumption.

As the scientific benefits of ketogenic diets become more well-known, we'll extend our core formula to at least 5 different recipes in two different product lines for both dogs and cats. We plan to complete at least Series A and B fundraising rounds, in addition to this seed round, to fuel aggressive, benefits-driven marketing. We have the fierce loyalty of pet food consumers, first-mover status, and a unique and valuable product.

Milestones

KetoNatural Pet Foods, Inc. was incorporated in the State of Delaware in April 2017.

Since then, we have:

- Raised $127,500 in equity investment prior to proof of concept.
- Granted regulatory approval for two dry dog food formulations with less than 5% carbohydrate.
- Completed 2nd most successful pet food Kickstarter campaign in history for our "minimum viable product," with more than $11,000 in funding raised from 100 new customers.
- Founded by Daniel Schulof, the Dr. Atkins of the pet world and author of the only book ever devoted to the scientific benefits of a low-carb diet for pets.
- The founding team grew our sister company (Varsity Pets) to more than $1M in revenue and more than 20,000 paying customers without any third-party investment.
- In the two months since our "soft launch" -- operating with a limited budget, essentially no paid marketing, and selling only our minimum viable product -- our total revenues already exceed $15,000 and monthly subscriptions already exceed $1,000/month.

Historical Results of Operations

Our company was organized in April 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $269,669.55 compared to the year ended December 31, 2017, when the Company had revenues of $11,087.87. Our gross margin was 45.88% in fiscal year 2018, compared to 51.83% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $120,367.31, including $6,593.19 in cash. As of December 31, 2017, the Company had $50,790.16 in total assets, including $7,936 in cash.
- *Net Loss.* The Company has had net losses of $260,954.38 and net income of $97,203.18 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $136,187.49 for the fiscal year ended December 31, 2018 and $20,493.43 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $50,000 in debt, $30,000 in equity, and $327,500 in SAFEs.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 18 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 1 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

KetoNatural Pet Foods, Inc. cash in hand is $37,034.28, as of April 2018. Over the last three months, revenues have averaged $50,124.50/month, cost of goods sold has averaged $22,032.04/month, and operational expenses have averaged $54,460.23/month, for an average burn rate of $26,367.77 per month. Our intent is to be profitable in 10 months.

No material changes. All trends remain stable and consistent with those expressed in the financials.

We expect all revenue and expense trends to remain stable and consistent with those expressed in the financials.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Daniel Schulof, certify that:

(1) the financial statements of KetoNatural Pet Foods, Inc. included in this Form are true and complete in all material respects ; and

(2) the tax return information of KetoNatural Pet Foods, Inc. included in this Form reflects accurately the information reported on the tax return for KetoNatural Pet Foods, Inc. filed for the fiscal year ended 2017.

Daniel Schulof
Entrepreneur

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.ketonaturalpetfoods.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Daniel Schulof
- Michael D'Amico
- Nathan Mostow

Appendix E: Supporting Documents



KETONATURAL PET FOODS

2018 Report

Dear investors,

KetoNatural Pet Foods has officially completed its first year (and a quarter!) of sales operations. And what a year it has been! Here's a summary of the latest news.

Key Performance Metrics:

4Q18 revenue was $123,288.49 (up $35,788.80 quarter-over-quarter), bringing total revenue for our first calendar year to $269,669.55.

1Q19 revenue was approximately $150,373.50 (up another $27,085.02 quarter-over-quarter). Please note that all 1Q19 numbers are preliminary estimates subject to minor modification as we update the books for the recently-closed quarter.

Over the first five quarters of sales operations, the business has grown at a remarkably steady rate of approximately $30,000/quarter. If this trend continues, our revenue over the next 12 months should be just under $1 million. Every successive month continues to be our "best month ever."

Membership in the KetoNatural Academy continues to grow at a robust pace as well. Membership has doubled over the last two quarters, from 958 members to over 2000 members.

Our customer economics keep getting better too. Average orders per customer now exceeds 4.5 and average revenue per customer now exceeds $400. As has been the case throughout the history of our company, these numbers continue to grow steadily each month (as the total lifespan of our company grows). Average revenue per order has held steady at approximately $80 and average cost per new customer acquisition has held steady at approximately $75.

Product News:

Customer feedback is better than ever. We've always been confident that the market would love Ketona, but even our most optimistic expectations have fallen short of reality. Go here and here to read the customer feedback for yourself, noting just how many real-life customers are reporting improvements to health problems such as epilepsy, diabetes, obesity, and cancer. Ketona really is changing lives.

Our latest dog food formulation, Ketona Salmon Recipe For Adult Dogs, debuted in December 2018. Sales already exceed $20,000 and customer feedback has been positive across the board.

Recently we also finalized the formulation for our first Ketona treat product, a freeze-dried chicken liver formulation with zero carbohydrate. We have already chosen manufacturing and packaging partners and we expect the product to be released later this quarter.

Operational News:

Our relationship with online pet retail giant Chewy.com is off to a great start. Chewy sales for 4Q18 were $18,570.63 and sales for 1Q19 were approximately $21,632.41. And, as elsewhere, feedback from our Chewy customers has been second-to-none.

We also achieved perhaps our most significant operational goal to date: transitioning all warehousing and fulfillment operations from a single-warehouse legacy 3PL to FedEx Logistics, the world's largest shipping and fulfillment network. We expect this switch to improve the quality of our subscription program (i.e., improve customer retention) and dramatically decrease shipping costs (i.e., improve margins).

Financing News:

Over the past two quarters, we have made considerable efforts to raise approximately $2M from a brand-name, CPG-focused venture capital fund. While many firms expressed interest in the company and recognized its potential to disrupt the pet food industry, everyone thus far has said that we are simply too early for the terms we are seeking.

Accordingly, our financing strategy for 2019 has evolved. Rather than raise a $2M round right now, we intend to continue raising smaller sums from angel investors, family offices, and crowdfunding platforms, with the expectation that we'll re-enter the venture capital market once the company reaches approximately $1M in sales (a benchmark/target repeatedly highlighted by prospective partners). Our cash position is solid, sales from repeat customers continue to generate steady cash flow for the business, the investor pipeline is crowded, and we expect to reach the $1M mark around the end of the calendar year.

We need your help!

Introductions to prospective (institutional) investment partners are very useful for us, as is helping us to promote our products through word-of-mouth recommendations. Feedback about the products, our delivery and subscription services, our corporate branding and art/website, and the user experience through our various e-commerce platforms is useful too. We're "all ears" when it comes to feedback.

Sincerely,

Daniel Schulof
Co-founder and CEO

Nathan Mostow
COO

Michael DAmico
CFO

Our Mission

As the scientific benefits of ketogenic diets become more well-known, we'll extend our core formula to at least 5 different recipes in two different product lines for both dogs and cats. We plan to complete at least Series A and B fundraising rounds, in addition to this seed round, to fuel aggressive, benefits-driven marketing. We have the fierce loyalty of pet food consumers, first-mover status, and a unique and valuable product.

See our full profile

How did we do this year?

Report Card

A-

The Good

Customer satisfaction. The product reviews and feedback are literally second-to-none in the dry dog food market.

Sales growth. It's been robust and consistent every quarter. We're adding loads of new customers and we're keeping them.

New product development. Ketona Salmon Recipe For Adult Dogs is selling well and Ketona All-Meat Treats are ready to debut soon.

The Bad

Fundraising. We did well here but we did not secure a primary venture capital partner. It's still a goal for 2019-2020.

Team. By not securing a large, VC-led investment, we haven't been able to expand our team as much as we'd like.

Amazon. We've spent far too much time managing the hiccups caused by their byzantine, error-prone supply chain.

2018 At a Glance

January 1 to December 31

$269,670 +23X
Revenue

-$260,954 [368%]
Net Loss

$71,996 +251%
Short Term Debt

$122,381
Raised in 2017

$37,034
Cash on Hand
As of 04/ 1/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Ketona is a revolutionary dry dog food with 75% less carbohydrate than other leading "grain-free" brands. It is a truly first-of-its-kind product, with 5% of the carbohydrate content typical of an expensive raw diet but with the cost and convenience of kibble. After a successful Kickstarter campaign, we've begun selling Ketona through our website and are producing the first batches of our salmon recipe while ramping up our efforts to educate pet owners on the dangers of carbohydrate consumption.

As the scientific benefits of ketogenic diets become more well-known, we'll extend our core formula to at least 5 different recipes in two different product lines for both dogs and cats. We plan to complete at least Series A and B fundraising rounds, in addition to this seed round, to fuel aggressive, benefits-driven marketing. We have the fierce loyalty of pet food consumers, first-mover status, and a unique and valuable product.

Milestones

KetoNatural Pet Foods, Inc. was incorporated in the State of Delaware in April 2017.

Since then, we have:

- Raised $127,500 in equity investment prior to proof of concept.
- Granted regulatory approval for two dry dog food formulations with less than 5% carbohydrate.
- Completed 2nd most successful pet food Kickstarter campaign in history for our "minimum viable product," with more than $11,000 in funding raised from 100 new customers.
- Founded by Daniel Schulof, the Dr. Atkins of the pet world and author of the only book ever devoted to the scientific benefits of a low-carb diet for pets.
- The founding team grew our sister company (Varsity Pets) to more than $1M in revenue and more than 20,000 paying customers without any third-party investment.
- In the two months since our "soft launch" -- operating with a limited budget, essentially no paid marketing, and selling only our minimum viable product -- our total revenues already exceed $15,000 and monthly subscriptions already exceed $1,000/month.

Historical Results of Operations

Our company was organized in April 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin*. For the period ended December 31, 2018, the Company had revenues of $269,669.55 compared to the year ended December 31, 2017, when the Company had revenues of $11,087.87. Our gross margin was 45.88% in fiscal year 2018, compared to 51.83% in 2017.
- *Assets*. As of December 31, 2018, the Company had total assets of $120,367.31, including $6,593.19 in cash. As of December 31, 2017, the Company had $50,790.16 in total assets, including $7,936 in cash.
- *Net Loss*. The Company has had net losses of $260,954.38 and net income of $97,203.18 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities*. The Company's liabilities totaled $136,187.49 for the fiscal year ended December 31, 2018 and $20,493.43 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $50,000 in debt, $30,000 in equity, and $327,500 in SAFEs.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 18 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 1 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

KetoNatural Pet Foods, Inc. cash in hand is $37,034.28, as of April 2018. Over the last three months, revenues have averaged $50,124.50/month, cost of goods sold has averaged $22,032.04/month, and operational expenses have averaged $54,460.23/month, for an average burn rate of $26,367.77 per month. Our intent is to be profitable in 10 months.

No material changes. All trends remain stable and consistent with those expressed in the financials.

We expect all revenue and expense trends to remain stable and consistent with those expressed in the financials.

Net Margin: -97%

Gross Margin: 46%

Return on Assets: -217%

Earnings per Share: -$51.37

Revenue per Employee: $134,835

Cash to Assets: 5%

Revenue to Receivables: 2,546%

Debt Ratio: 113%

BalanceSheet__1_.pdf ProfitandLoss__2_.pdf

We ❤ Our
131 Investors

Thank You For Believing In Us

Jess Downer
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Patricia Eggert
Al WHITEHOUSE
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Adam Fishback
Dave Morgan
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Richard Ford
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Lynnette Emanuel
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Aaron Bryant Cecil

Michael Paul Tomac
Marcus James Kirby
Dustin Starbuck
Lorens Knudsen III
Robert Ralls
Susan Pickering
Nick Perreault
Philip Buchanan
Lawrence Ring
Joel Brown
Patricia Schulof
Amanda Podlesny
Brian Hall
Dennis Morier
Bill Smith
John K. Yearick
Bratin Biswas
Scott Nielson
Doug Scott
Ferdous Joya
Ryan Metcalf
Shamun Asif
Kenneth DePaul
Christian Phillips
Leland Fiegel
Randall F. Kinoshita
Justin Budare
Vivien Lok
Roger Kinney II
Michael Duruaku
Jodi Kinney
Andrew Fabry
Anthony Costa
Kyle Gordon
John A. Cerino
Matthew Caudill
Yoseph Rinaldi Sugiarto
Quinn Williams
Howard M Hadley

Thank You!

From the KetoNatural Pet Foods Team



Daniel Schulof
Co-founder and CEO



Nathan Mostow
COO



Michael DAmico
CFO

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Michael D'Amico	Non-Qualified Director @ Great West Retirement Services	2017
Daniel Schulof	Entrepreneur @ KetoNatural Pet Foods	2017
Nathan Mostow	Senior Financial Advisor @ Merrill Lynch	2017

Officers

OFFICER	TITLE	JOINED
Michael D'Amico	CFO	2017
Daniel Schulof	President CEO Secretary Treasurer	2017
Nathan Mostow	COO	2017

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Daniel Schulof	3,150 Shares of Common Stock	62.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
10/2017	$97,500	Safe	Section 4(a)(2)
07/2017	$30,000	Common Stock	Section 4(a)(2)
01/2019	$230,000	Safe	Section 4(a)(2)

The use of proceeds is to fund general operations.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CU
Utah Microenterprise Loan Fund	03/07/2018	$50,000	$40,872	8.5%	03/05/2023	Ye

Related Party Transactions

Name	Varsity Pets, LLC
Amount Invested	$0
Transaction type	Other
Issued	05/19/2017
Relationship	Controlled by the major shareholders for the issuer.

Daniel Schulof is a major investor in Varsity Pets, LLC. The transaction was a licensing agreement in which $11,102 was paid by the issuer to the related party in exchange for a lifetime/perpetual license to access and use for any purposes all customer, e-mail subscriber, and other marketing data owned or controlled by the related party.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	10,000	5,080	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Nathan Mostow is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

Michael D'Amico is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

A court of competent jurisdiction or some other legal body may determine that the Company's intellectual property and/or trade secrets are not protectable.

Relationships between the Company and its existing suppliers, vendors, employees, officers, and other business partners may be terminated or modified in material respects.

Competitors may develop competing pet food products consistent with the Company's core substantive nutritional philosophy.

In the future, scientific evidence may emerge undermining the Company's core substantive nutritional philosophy (i.e., that carbohydrates contribute to negative health outcomes for dogs and cats). To the extent that this occurs, it will render the Company's core substantive nutritional philosophy (and related marketing strategies and products) less marketable.

State agencies and/or other regulatory bodies may prohibit the Company from marketing its products using one or more of the marketing strategies outlined in connection with this campaign. If this occurs, the Company will use different (and potentially less effective) marketing strategies instead.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Market demand for our products may fail to materialize to the degree that we have forecasted. If sufficient market demand for our products fails to materialize, the Company may not generate sufficient cash flow to continue operations or undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the shareholders may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;

- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

KetoNatural Pet Foods, Inc.

- Delaware Corporation
- Organized April 2017
- 2 employees

181 Edith Avenue
Salt Lake City UT 84111

http://www.ketonaturalpetfoods.com

Business Description

Refer to the KetoNatural Pet Foods profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

KetoNatural Pet Foods is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.


DOGS,
DOG FOOD,
AND DOGMA

Daniel Schulof

Author, Researcher, Entrepreneur, Attorney

KetoNatural Pet Foods • Emory University

Salt Lake City, Utah • 18

Connect | View in Recruiter | ···

Experience

Founder & CEO
KetoNatural Pet Foods
Jan 2017 – Present • 1 yr 3 mos
Greater Salt Lake City Area

Founder & CEO
Varsity Pets
Nov 2011 – Present • 6 yrs 5 mos
Greater Salt Lake City Area

Associate Attorney
Kilpatrick Townsend & Stockton
Aug 2007 – Nov 2011 • 4 yrs 4 mos
Greater Atlanta Area

Education

Emory University
Bachelor of Arts - BA

Emory University School of Law
Doctor of Law - JD

Interests

Emory University School of Law
10,517 followers

Emory University
112,718 followers



Michael D'Amico, CFA

Partner at Varsity Pets, LLC

Varsity Pets, LLC • Emory University

Greater Denver Area • 500+

InMail | View in Recruiter | ···

Experience

Partner
Varsity Pets, LLC
Jan 2011 – Present • 7 yrs 3 mos

Non-qualified Director
Great-West Retirement Services
Aug 2009 – Present • 8 yrs 8 mos

Senior Investment Specialist
Janus Capital Group
Dec 2007 – Jun 2009 • 1 yr 7 mos
Denver, CO

Education

Emory University
Bachelor of Science (BS), International Relations and Affairs

University of Denver
Master of Science (MS), Finance, General

Skills & Endorsements

Financial Modeling · 8
Lani Oneil and 7 connections have given endorsements for this skill

Financial Analysis · 6
Lani Oneil and 5 connections have given endorsements for this skill

Product Development · 4
Lani Oneil and 3 connections have given endorsements for this skill

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Accomplishments

2 **Languages**
English • Spanish

1 **Certification**
Chartered Financial Analyst

Interests

Emory University
112,718 followers

University of Denver
89,307 followers

CFA Program Candidates
227,733 members

University of Denver
76,702 followers

CFA Institute Members
71,656 members

Great-West Retirement Services
1,426 followers

See all



Nathan Mostow

Senior Financial Advisor at Merrill Lynch

Merrill Lynch • Emory University

Greater Chicago Area • 500+

Connect | View in Recruiter | ...

The value that I offer my clients is being of service to them. I am a committed financial professional who is dedicated to putting the financial services needs of my clients first. The importance of developing long-term relationships with clients and properly addressing their financial services needs is emphasized greatly in the service that I provide. In doing so, I help my clients to develop sound financial planning strategies for the future.

Besides working at Merrill Lynch, I enjoy every moment that I can spend with my growing family.

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Experience

Senior Financial Advisor
Merrill Lynch
2017 – Present • 1 yr
Greater Chicago Area

Partner
Varsity Pets
2011 – Present • 7 yrs

Financial Consultant [CA Insurance Lic # 0G75026]
AXA Advisors, LLC
2009 – 2017 • 8 yrs
Deerfield, IL

AXA Advisors, LLC (NY, NY), member SIPC, a broker-dealer / AXA Advisors, LLC, an SEC-registered investment advisor. AXA Network, LLC; AXA Network Insurance Agency of California, LLC in CA; AXA Network Insurance Agency of Utah, LLC in UT; AXA Network of Puerto Rico, Inc. in PR. EOE M/F/D/V.

Education

Emory University
BA, Mathematics, Psychology
2000 – 2004

Skills

retirement planning strategies

wealth management

estate planning strategies

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Accomplishments

2 Certifications
RICP • Series 66, Series 7

Interests

Emory University
112,718 followers

6 Degrees Business Networking ...
3,708 members

Emory Alumni Association
24,997 members

Emory University
93,141 followers

Merrill Lynch
417,508 followers